Exhibit 10.1

MINeral property ACQUISITION AGREEMENT

(Reference: 155 claims and 38 claims)

THIS AGREEMENT is dated for reference January  25, 2012.

BETWEEN:

TORON INC., a company having an address at 1000 de La Gauchetiere Street

West, 24th Floor, Montreal, QC, H3B 4W5, Canada, herein represented by

Michael Whitehead duly authorized as he so declares;

 (the “Purchaser” or the “Company”);

AND:

9248-7792 QUEBEC INC., a company having an address at 970
Gilles Lupien, Trois-Rivieres, QC, G9C 0B9, Canada;

(“9248-7792 Quebec”);

AND:

GLENN GRIESBACH, a businessman having an address at
Perumahan Taman Permata Millenium, Jalan Permata Bunda,
Sektor 1, Blok C2/18, Lippo Karawaci, Banten Provence,
Indonesia, 15811.

                        (“GG”);

                        (9248-7792 Quebec and GG are also collectively referred to as the “Vendor”).

WHEREAS:

The Vendor is the registered beneficial owner of an undivided one hundred percent (100%) interest in and to those certain mineral interests which are more particularly described in Schedule “A”  and shown in Schedule “B” attached hereto (the “Property”).

            The Vendor wishes to sell to the Purchaser a one hundred percent (100%) interest in and to the Property and any deposits of minerals on the Property, and the Purchaser wishes to acquire the same on the terms and subject to the conditions as are more particularly set forth herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1.                                          DEFINITIONS AND INTERPRETATION

1.1                                      For the purposes of this Agreement:

(a)                "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)               "Ore" shall mean any minerals of commercial economic value mined from the Property;

(c)                "Payment" means the payments contemplated in paragraph 3.2;

(d)               "Product" shall mean Ore mined from the Property and any concentrates or other materials or products derived therefrom, but if any such Ore, concentrates or other materials or products are further treated as part of the mining operation in respect of the Property, such Ore, concentrates or other materials or products shall not be considered to be "Product" until after they have been so treated.

(e)                "Property" means mineral claims in Quebec, more particularly described in Schedule “A” and Schedule “B” of this Agreement;

(f)                "Property Rights" means all licences, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties, either before or after the date of this Agreement, and necessary for the development of the Property or for the purpose of placing the Property into production or of continuing production on the Property; and

(g)               "Shares" means fully paid and non-assessable common shares in the share capital of the Purchaser, issued pursuant to exemptions from registration and prospectus requirements contained in the United States Securities Act of 1933 and the rules and regulations promulgated thereunder, which Shares shall contain such restrictive legends regarding applicable hold periods as required by such securities laws.

1.2                                      For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)                "this Agreement" means this mining acquisition agreement and all Schedules attached hereto;

(b)               any reference in this Agreement to a designated "Section", "Schedule", "paragraph" or other subdivision refers to the designated section, schedule, paragraph or other subdivision of this Agreement;

(c)                the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(d)               any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(e)                any reference to "party" or "parties" means the Vendor, the Purchaser, 9248-7792 Quebec, GG or all, as the context requires;

(f)                the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement; and

(g)               all references to currency refer to United States dollars.

1.3                                      The following are the Appendices to this Agreement, and are incorporated into this Agreement by reference:

                           Schedule “A”:          Property-Legal (Claims Identity Numbers) Description

                           Schedule “B”:          Property (Claims) Location Map

2.                                          REPRESENTATIONS AND WARRANTIES OF THE VENDOR AND THE PURCHASER

2.1                                      The Vendor represents and warrants to the Purchaser that:

(a)                the Vendor is the beneficial owner of it’s interest in the Property and the Vendor has the full right, power, capacity and authority to enter into, execute and deliver this Agreement;

(b)               the Property is free and clear of, and from, all liens, charges and encumbrances with all assessment work therein having been, or to be, duly completed until the last set of claims are acquired by the Purchaser;

(c)                the Vendor holds all permits, licences, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership and operation of its business and the ownership of the Property;

(d)               the Property has been properly staked, located and recorded pursuant to the applicable laws and regulations of the Province of Quebec and all mining claims comprising the Property are in good standing;

(e)                to the best of the Vendor's knowledge, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs,

            construction or capital expenditures with respect to the Property and the conduct of the operations related thereto, and the Vendor has not received any notice of the same and is not aware of any basis on which any such orders or direction could be made;

(f)                there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, to the best of the Vendor’s knowledge there is no basis for such adverse claim or challenge which may affect the Property; and

(g)               the  consummation of the transactions contemplated by this Agreement does not and will not conflict with, constitute a default under, result in a breach of, entitle any person or company to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the Property or assets of the Vendor, under its constating documents, any contract, agreement, indenture or other instrument to which the Vendor is a party or by which it is bound, any law, judgment, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority.

2.2                                      The representations and warranties contained in paragraph 2.1 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more representations or warranties may be waived by the Purchaser in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in paragraph 2.1 will survive the execution and delivery of this Agreement.

2.3                                      The Purchaser represents and warrants to the Vendor that:

(a)                the Purchaser is a valid and subsisting corporation duly incorporated and in good standing under the laws of the State of Nevada;

(b)               the Purchaser  has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;

(c)                the consummation of this Agreement will not conflict with nor result in any breach of its constating documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Purchaser is a party or by which the Purchaser is bound or to which the Purchaser may be subject;

(d)               no proceedings are pending for, and the Purchaser is unaware of any basis for, the institution of any proceedings leading to the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent parties; and

(e)                the Purchaser has completed such due diligence on the Property as they have deemed necessary.

2.4                                      The representations and warranties contained in paragraph 2.3 are provided for the exclusive benefit of the Vendor, and a breach of any one or more representations or warranties may be waived by the Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in paragraph 2.3 will survive the execution and delivery of this Agreement.

2.5                                      The Vendor and the Purchaser acknowledge that the Vendor will maintain control of the Property, subject to this Agreement, and subject to all appropriate local and national governmental approvals and environmental considerations save and except for any costs related to the renewals of the claims purchased.

3.                                          PURCHASE

3.1                                      The Vendor hereby sells to the Purchaser a one hundred percent (100%) undivided interest in and to the Property and all minerals on the Property, free and clear of all claims, taxes, liens or encumbrances, on the terms and conditions set out herein.

3.2                                      The consideration payable by the Purchaser to the Vendor pursuant to this Agreement shall consist of the issuance of 8,500,000 (eight million five hundred thousand) common shares of the Purchaser and payment of $40,000.00 (Forty thousand dollars).  The consideration shall be provided as follows:

3.2.1       $15,000 payable on or  before January 31, 2012 and  8,500,000 (eight million five hundred thousand) shares and $25,000 delivered and received pro rata to GG and 9248-7792 Quebec on or before Febuary  29, 2012, The Vendor will transfer the 155  claims and 38 claims   identified in Schedule A , 5 days after receiving the full and final payment 3.2  of this contract.  Transfer costs of claims, shall be paid by the buyer

3.3                                      The Purchaser agrees that it will be responsible for all costs and administrative actions required to renew any of the claims identified in Schedule A.

3.4                                      If the Purchaser verifies that he has initiated and completed his due diligence on the Property and is satisfied that there are presently no material defect in the Vendor’s title to the Property. If the Purchaser identifies subsequently any material defects he shall give the Vendor notice of such defect.  If the defect has not been cured within 60 days of receipt of such notice, the Purchaser shall be entitled to take such curative action as is reasonably necessary, and shall be entitled to deduct the costs and expenses incurred in taking such action from Payments then otherwise due or accruing due to the Vendor.  If there are no such Payments, the Purchaser shall be entitled to a refund in the amount of said costs and expenses.

4.                                          PROPERTY TO BE HELD IN TRUST

4.1                                      The parties acknowledge that the Purchaser, being a Nevada corporation cannot, under Quebec laws, hold registered title to the Claims directly.  The Purchaser has incorporated a new Canadian Federally registered company (the “Subsidiary”), a wholly owned Subsidiary of the Purchaser, which was solely formed to hold registered ownership of the properties in trust for the Purchaser if legally allowed under the laws of Quebec and on the terms and conditions set forth therein.

5.                                          PROPERTY EXPLORATION AND MAINTENANCE

5.1                                      The Purchaser shall be the operator in connection with the Property.

6.                                          RIGHT OF ENTRY

6.1                                      The Purchaser and its employees, agents, directors, officers and independent contractors will have the exclusive right in respect of the Property to:

(a)                enter the Property without disturbance;

(b)               do such prospecting, exploration, development and/or other mining work on and under the Property to carry out exploration expenditures as the Purchaser may determine necessary or desirable;

(c)                bring and erect upon the Property such buildings, plant, machinery and equipment as the Purchaser may deem necessary or desirable in its sole discretion; and

(d)               remove from the Property all metals and minerals derived from its operations on the Property as may be deemed necessary by the Purchaser for testing.

7.                                          RECORDING OF AGREEMENT

7.1                                      The Vendor and the Purchaser will execute and deliver such additional documentation as legal counsel for the Vendor and the Purchaser determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Vendor’s interest in and to the Property is subject to and bound by the terms of this Agreement at the cost of the Purchaser.

8.                                          CONDITIONS PRECEDENT

8.1                                      The obligation of the Purchaser to consummate the transactions contemplated under this Agreement is subject to the Purchaser being satisfied with the title to the Property held by the Vendor which is for the Purchaser’s sole benefit and may be waived in writing by the Purchaser.

9.                                          JOINT OBLIGATIONS

9.1                                      Unless this Agreement is terminated in accordance with paragraph 13.1, the Purchaser, 9248-7792 Quebec and GG covenant and agree with each other that they will co-operate in good faith to:

(a)                The Purchaser will maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all liens and other charges arising from or out of the Purchaser's activities on the Property until the Property is fully purchased by the Purchaser;

(b)               The Purchaser will do all work on the Property in accordance with sound mining, exploration and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters; and,

(c)                maintain true and correct books, accounts and records of operations thereunder, such records to be open at all reasonable times upon reasonable notice for inspection by the other party or its duly authorized representative.

10.                                      transfer of the property

10.1                                  Within  five (5) days following the final payment of this Agreement, the Vendor will provide to a lawyer at Laurin Duhaime Avocat , in trust, the signed claims transfer in favour of Toron Inc; the 155 claims and 38 claims listed in Schedule A.  This transfer will be registered with the MRNF (Ministere des Ressources Naturelle et Faune – Quebec) within five (5) days following the receipt of the final payment by the Vendor.  The transfer cost will be borne by the Purchaser and must be provided to the Vendor so that the Vendor may register the Claims transfer with the MRNF.

10.2                                  The Purchaser will act operate as administrator of the Property and will have the exclusive right to conduct operations on the claims between the date of signature of the Agreement and the date of receipt by the Vendors of the final payment.

11.                                      FORCE MAJEURE

11.1                                  If either party is at any time during the Payment Period is prevented or delayed in complying with any of the provisions of this Agreement (the "Affected Party") by reason of strikes, lockouts, land claims and blockages, NGO activities, forest or highway closures, earthquakes, subsidence, general collapse or landslides, interference or the inability to secure on reasonable terms any private or public permits or authorizations, labour, power or fuel shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party whether or not foreseeable (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay.  Nothing in this paragraph 11.1 or this Agreement will relieve either Party from its obligation to maintain the claims comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters.

11.2                                  The Affected Party will promptly give notice to the other party of each event of force majeure under paragraph 11.1 within 7 days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

12.                                      CONFIDENTIAL INFORMATION

12.1                                  The terms of this Agreement and all information obtained in connection with the performance of this Agreement will be the exclusive property of the parties hereto and except as provided in paragraph 12.2, will not be disclosed to any third party or the public without the prior written consent of the other party, which consent will not be unreasonably withheld.

12.2                                  The consent required by paragraph 12.1 will not apply to a disclosure:

(a)                to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)               to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)                to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange;

(d)               to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or affiliates to meet, in part, its obligations under this Agreement; or

(e)                in a prospectus or other offering document pursuant to which such party proposes to raise financing to meet, in part, its obligations under this Agreement.

13.                                      DEFAULT AND TERMINATION

13.1                                  Subject to section 11, if at any time during the Payment Period, a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, the party affected by the default (the "Non-Defaulting Party") may terminate this Agreement by giving written notice of termination to the other party but only if:

(a)                it will have given to the other party written notice of the particular failure, default, or breach on the part of the other party; and

(b)               the other party has not, within 30 days following delivery of such written notice of default, cured such default or commenced to cure such default, it being agreed by each party that should it so commence to cure any default it will prosecute such cure to completion without undue delay.

13.2                                  Notwithstanding any termination of this Agreement, the Purchaser will remain liable for those obligations specified in Sections 10, 12 and 14 and the Vendor will remain liable for its obligations under Sections 12 and 14.

14.                                      INDEPENDENT ACTIVITIES

14.1                                  Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a joint venture or having fiduciary status shall not apply in the case of any party. In particular, without limiting the foregoing, no party shall have any obligation to any other party as to:

(a)                any opportunity to acquire, explore and develop any mining property, interest or right presently owned by it or offered to it outside of the Property at any time; and

(b)               the erection of any mining plant, mill, smelter or refinery, whether or not such mining plant, mill, smelter or refinery treats ores or concentrates from the Property.

15.                                      INDEMNITY

15.1                                  9248-7792 Quebec and GG jointly covenant and agree with the Purchaser (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Purchaser against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Purchaser, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Vendor herein being untrue or arising out of work done by the Vendor on or with respect to the Property.

15.2                                  The Purchaser covenants and agrees with the Vendor (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Vendor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Purchaser herein being untrue or arising out of the Purchaser and its duly authorized representatives accessing the Property.

16.                                      GOVERNING LAW

16.1                                  This Agreement will be construed and in all respects governed by the laws of the Province of British Columbia.

17.                                      NOTICES

17.1                                  All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)                to the Purchaser:

TORON INC.
1000 de La Gauchetiere Street West – 24th Floor

Montreal, Quebec, H3B 4W5

 (the “Purchaser”)

and:

(b)               to the Vendor:

9248-7792 Quebec Inc.

970 Gilles Lupien, Trois-Rivieres, QC ,G9C 0B9

(“9248-7792 Quebec”)

and:

(c)                to the Vendor:

GLENN GRIESBACH

Perumahan Taman Permata Millenium, Jalan Permata Bunda, Sektor 1, Blok C2/18, Lippo, Banten, Indonesia, 15811.

 (“GG”)

Notices must be delivered, sent by email, telex, telegram, telecopier or mailed by pre-paid post and addressed to the party to which notice is to be given. If notice is sent by email, telex, telegram or telecopier or is delivered, it will be deemed to have been given and received at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received thirty business days following the date of the mailing of the notice. If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by email, telex, telegram or telecopier or will be delivered.

17.2                                  Either party hereto at any time or from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.

18.                                      NET SMELTER ROYALTY

18.1     The Vendors shall jointly retain 2% net smelter returns royalty on the Property, one half to GG and one half to 9248-7792 Quebec.  “Net Smelter Returns Royalty” will be defined as set out in Schedule C hereto.

18.2       The Vendors grant to the Purchaser the option (the “NSR Call Option”) to purchase from the Vendors, at any time after the date of this Agreement, all of the right, title and interest of the Vendors in and to one-half (being 1% percent) of the Royalty, for a total consideration of $1,000,000 (the “NSR Call Option Price”).  The Purchaser may exercise the NSR Call Option at any time during the period commencing on the date of this Agreement and ending on the day which is 20 years after the date of this Agreement, by delivering notice to that effect to the Vendors.  The closing of purchase and sale will occur on the 61st day following the date of receipt of such notice and, on closing, the Purchaser will deliver a certified cheque or bank draft in payment of the full NSR Call Option Price and the Vendors will, at the expense of the Purchaser, do or cause to be done all such acts, execute and deliver all such instruments, deeds or agreements and give all such further assurances as may be reasonably necessary to give effect to the exercise of the NSR Call Option and the transfer to the Purchaser of all of the right, title and interest of the Vendors in and to one-half, being one percent (1%), of the Royalty.

18.3 From and after the exercise of the NSR Call Option, the NS Royalty reserved in this Agreement to the Vendors will be reduced to one percent (1%) and the Purchaser will pay such reduced NS Royalty to the Owners.

19.                                      ASSIGNMENT

19.1                                  Each party has the right to assign all or any part of its interest in the Property and this Agreement.  It shall be a condition to any such assignment that the assignee of the interest being transferred agrees in writing to be bound by the terms of this Agreement, as if it had been an original party hereto.

20.                                      ARBITRATION

20.1                                  If there is any disagreement, dispute or controversy (hereinafter collectively called a "dispute") between the parties with respect to any matter arising under this Agreement or the construction hereof, then the dispute shall be determined by arbitration in accordance with the following procedures:

(a)                the parties to the dispute shall appoint a single mutually acceptable arbitrator. If the parties cannot agree upon a single arbitrator, then the party on one side of the dispute shall name an arbitrator, and give notice thereof to the party on the other side of the dispute;

(b)               the party on the other side of the dispute shall within 14 days of the receipt of notice,  name an arbitrator; and

(c)                the two arbitrators so named shall, within seven days of the naming of the later of them, name a third arbitrator. If the party on either side of the dispute fails to name its arbitrator within the allotted time, then the arbitrator named may make a determination of the dispute. Except as expressly provided in this paragraph, the arbitration shall be in accordance with the Commercial Arbitration Act (British Columbia) and conducted in Vancouver BC. The decision shall be made within 30 days following the naming of the latest of them, shall be based exclusively on the advancement of exploration, development and production work on the

            Property and not on the financial circumstances of the parties, and shall be conclusive and binding upon the parties. The costs of arbitration shall be borne equally by the parties to the dispute unless otherwise determined by the arbitrator(s) in the award.

21.                                      ENTIRE AGREEMENT

21.1                                  This Agreement constitutes the entire agreement between the Vendor and the Purchaser and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the parties with respect to the subject matter of this Agreement.

22.                                      CONSENT OR WAIVER

22.1                                  No consent or waiver, express or implied, by either party hereto in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be consent to or waiver or any other breach or default.

23.                                      FURTHER ASSURANCES

23.1                                  The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties hereto in and to the Property.

24.                                      SEVERABILITY

24.1                                  If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

25.                                      ENUREMENT

25.1                                  This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

26.                                      AMENDMENTS

26.1                                  This Agreement may only be amended in writing with the mutual consent of all parties.

27.                                      COUNTERPARTS

27.1                                  This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement  the 25th day of January , 2012.

TORON INC.	9248-7792 quebec inc.

Per:/s/ Michael Whitehead	Per:/s/ Stephane Leblanc
Michael Whitehead	Authorized Signatory (Stephane Leblanc)

GLENN GRIESBACH

Per:/s/ Glenn Griesbach
Glenn Griesbach

Schedule A

List of 155 Quebec mineral claims that constitute the Property

2320120	2320513	2322725	2322357	2317147
2320121	2317160	2322726	2322358	2320588
2320524	2317148	2320509	2323720	2320589
2320525	2318735	2320508	2323721	2320590
2320526	2318736	2320507	2323722	2320591
2320522	2318737	2323731	2323723	2320592
2320523	2320724	2323732	2323724	2320593
2320520	2320103	2323739	2323725	2320594
2320521	2320104	2323738	2322346	2320595
2320116	2320105	2323737	2322347	2320596
2320117	2320106	2323736	2322348	2320597
2320118	2320107	2323735	2322349	2320598
2320119	2318731	2323734	2322350	2320599
2320518	2318732	2323733	2323726	2320600
2320519	2318733	2322359	2320719	2320601
2320112	2318734	2322360	2320720	2320602
2320113	2320723	2322361	2320721	2320603
2320114	2320100	2322362	2320605	2320604
2320115	2320101	2322363	2320606	2320581
2320514	2320102	2322364	2320607	2320580
2320515	2318727	2323719	2320608	2320579
2320516	2318728	2323727	2320609	2320578
2320517	2318729	2323728	2320610	2317144
2318738	2318730	2323729	2320611	2317145
2320108	2320722	2323730	2320612	2320582
2320109	2320097	2322351	2320613	2320583
2320110	2320098	2322352	2320614	2320584
2320111	2320099	2322353	2320615	2320585
2320510	2320094	2322354	2320616	2320586
2320511	2320095	2322355	2320617	2320587
2320512	2320096	2322356	2317146	2321089

PURCHASE AGREEMENT FOR 38 CLAIMS

SCHEDULE A – LIST OF THE 38 CLAIMS PURCHASED

No.	SNRC	CELL IDENTITY	AREA (Ha.)	CLAIM NUMBER	EXPIRY DATE	BLOCK NAME
1	32C06	X0003 0027 0	57,32	CDC 2203434	2012-01-27	Block 2
2	32C06	X0003 0028 3	57,32	CDC 2203435	2012-01-27	Block 2
3	32C06	X0002 0027 0	57,33	CDC 2229023	2012-05-04	Block 2
4	32C06	X0002 0028 0	57,33	CDC 2229024	2012-05-04	Block 2
5	32C06	X0002 0029 0	57,33	CDC 2203443	2012-01-27	Block 2
6	32C06	X0002 0030 0	57,33	CDC 2206048	2012-02-17	Block 2
7	32C06	X0002 0031 0	57,33	CDC 2206049	2012-02-17	Block 2
8	32C06	X0002 0032 0	57,33	CDC 2206047	2012-02-17	Block 2
9	32C06	X0002 0033 0	57,32	CDC 2229025	2012-05-04	Block 2
10	32C06	X0002 0034 0	57,31	CDC 2229026	2012-05-04	Block 2
11	32C06	X0002 0035 0	57,32	CDC 2229027	2012-05-04	Block 2
12	32C06	X0002 0036 0	57,32	CDC 2229028	2012-05-04	Block 2
13	32C06	X0002 0037 0	57,32	CDC 2218268	2012-04-20	Block 2
14	32C06	X0001 0028 0	57,34	CDC 2229019	2012-05-04	Block 2
15	32C06	X0001 0029 0	57,34	CDC 2229020	2012-05-04	Block 2
16	32C06	X0001 0030 0	57,33	CDC 2214930	2012-04-15	Block 2
17	32C06	X0001 0031 1	44,33	CDC 2215896	2012-04-18	Block 2
18	32C06	X0001 0032 1	17,76	CDC 2206052	2012-02-17	Block 2
19	32C06	X0001 0033 1	42,06	CDC 2206051	2012-02-17	Block 2
20	32C06	X0001 0034 0	57,33	CDC 2218266	2012-04-20	Block 2
21	32C06	X0001 0035 0	57,33	CDC 2229021	2012-05-04	Block 2
22	32C06	X0001 0036 0	57,33	CDC 2229022	2012-05-04	Block 2
23	32C06	X0001 0037 0	57,33	CDC 2218267	2012-04-20	Block 2
24	32C03	X0030 0030 0	57,34	CDC 2229015	2012-05-04	Block 2
25	32C03	X0030 0031 0	37,24	CDC 2250973	2012-09-22	Block 2
26	32C03	X0030 0032 0	25,02	CDC 2250974	2012-09-22	Block 2
27	32C03	X0030 0033 1	45,39	CDC 2206050	2012-02-17	Block 2
28	32C03	X0030 0034 0	57,34	CDC 2218260	2012-04-20	Block 2
29	32C03	X0030 0035 0	57,34	CDC 2229016	2012-05-04	Block 2
30	32C03	X0030 0036 0	57,34	CDC 2229017	2012-05-04	Block 2
31	32C03	X0030 0037 0	57,34	CDC 2218261	2012-04-20	Block 2
32	32C03	X0030 0038 0	57,34	CDC 2229018	2012-05-04	Block 2
33	32C03	X0029 0032 0	57,35	CDC 2229011	2012-05-04	Block 2
34	32C03	X0029 0033 0	57,35	CDC 2229012	2012-05-04	Block 2
35	32C03	X0029 0034 0	57,35	CDC 2206046	2012-02-17	Block 2
36	32C03	X0029 0035 0	57,35	CDC 2229013	2012-05-04	Block 2
37	32C03	X0029 0036 0	57,35	CDC 2229014	2012-05-04	Block 2
38	32C03	X0028 0036 0	57,36	CDC 2206045	2012-02-17	Block 2
			2036,49	hectares		

Initiales :

Schedule B

Sketch map showing the locations of the

155 Quebec mineral claims listed in Schedule A

(on SNRC map sheets 32C06 and 32C03)

And for the block 2 see report 43-101 Tiblemont

Schedule B

Schedule C

NET SMELTER RETURNS ROYALTY

1.                                          OBLIGATION

(a)                If any Party or becomes entitled to a royalty pursuant to paragraph 18.1 of the Purchase Agreement (a “Vendor”), the Purchaser shall calculate, as at the end of each quarter within each fiscal year used by the Purchaser (“Fiscal Year”) subsequent to the date Commercial Production begins.

(b)               The Purchaser shall within 45 days of the end of each quarter of each Fiscal Year, as and when any Net Smelter Returns are available for distribution, pay or cause to be paid to each Vendor the Net Smelter Returns to which that Vendor is entitled.

(c)                The Purchaser agrees that on the request of any Vendor it will execute and deliver such documents as may be necessary to permit that Vendor to record its interest against the Property.

2.                  NET SMELTER RETURNS

(a)                “Commencement of Commercial Production” means (a) if a mill is located on the Property, the last calendar day of a period of 40 consecutive calendar days in which, for not less than 30 calendar days, the mill processed ore from the Property at 60% of its rated concentrating capacity, or (b) if a mill is not located on the Property, the last day of a period of 30 consecutive calendar days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues, but any period of time during which ore or concentrate is shipped from the Property for testing purposes, a bulk sample or during which milling operations are undertaken as initial tune-up, will not be taken into account in determining the date of Commencement of Commercial Production;

(b)               "Net Smelter Returns" means after Commencement of Commercial Production, the net amount of money to be paid to a Vendor for its own account from the sale of minerals or concentrates extracted and derived from the ore mined from the Property (“Mineral Production”) to a mill, smelter or other ore buyer after deduction of all Permissible Deductions.

(c)                “Permissible Deductions” means the aggregate (to the extend not previously deducted or accrued) that is paid or accrued in each monthly period relating to the Mineral Production as follows:

(i)                 weighing, sampling, assaying and representation costs, and metal losses;

(ii)               processor, refinery or smelter charges;

(iii)             ore treatment charges, penalties , and any and all charges made by the purchaser of the Mineral Production;

(iv)             any and all shipping, handling, brokerage, forwarding and insurance costs which may be incurred in connection with the transportation of the Mineral Production;

(v)               all umpire charges which the purchaser may be required to pay; and

(vi)             government imposed production, royalties and ad valorem taxes (excluding taxes on income).

Where a cost or expense otherwise constituting a Permissible Deduction is incurred in a transaction with a party not dealing at arm’s length (as that term is defined in the Income Tax Act (Canada), such costs or expenses may be deducted, but only as to the lesser of the actual cost incurred or the fair market value thereof considering the time of such transaction and under all the circumstances thereof.

3.                  payments and audited statements

(a)                Payment of Net Smelter Returns by the Purchaser to the Vendor shall be made quarterly within 45 days after the end of each quarter of each Fiscal Year, and shall be accompanied with unaudited financial statements pertaining to the operations carried out on the Property.

(b)               Within 120 days after the end of the Fiscal Year, the records relating to the calculation of the Net Smelter Returns royalty shall be audited by the Purchaser’s external independent auditor and any resulting adjustments in the payment of Net Smelter Returns payable to the Vendor shall be made as follows:

(i)                 if amounts are owed to the Vendor, the payment will be made forthwith together with interest at the Prime Rate of the Royal Bank of Canada plus 2%, and

(ii)               if the Vendor has been over paid, such overpayment will be deducted from subsequent Net Smelter Returns royalty payments to the Vendor.

(c)                The information contained in the audited statements referred to in (b)  above, will include detailed information relating to:

(i)                 the quantity of Mineral Production and sale of Mineral Production for that Fiscal Year;

(ii)               the Permissible Deductions, including Permissible Deductions carried over from previous years if in excess of the gross sales price(s) obtained for the Mineral Production in such previous years;

(iii)             gross sales price(s) obtained for the Mineral Production; and

(iv)             the calculation of the royalty payable to the Vendor.

(d)               Each annual audited statements shall be final and not subject to adjustment unless the Vendor delivers to the Participant written exceptions in reasonable detail within 90 days after the Vendor receives such statements.  The Vendor, or its representative duly authorized in writing, at its expense, shall have the right to audit the books and records of the Purchaser related to Net Smelter Returns to determine the accuracy of the audited statements, but shall not have access to any other books and records of the Participant.  The audit shall be conducted by a chartered or certified public accountant.  The Vendor’s auditor shall have the right to conditional access to the Participants’ books and records on execution of a written agreement by the auditor that all information will be held in confidence and used solely for purposes of audit and resolution of any disputes related to the report.  A copy of the Vendor’s report shall be delivered to the Participant upon completion, and any discrepancy between the amount actually paid by the Participant and the amount which should have been paid according to the Vendor's report shall be paid forthwith, one party to the other.  In the event that the said discrepancy is to the detriment of the Vendor and exceeds 5% of the amount actually paid by the Purchaser, then the Purchaser shall pay the entire cost of the audit.

(e)                Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration under the Commercial Arbitration Act (British Columbia) with a single arbitrator.